  Exhibit 6.22

STATE OF NORTH CAROLINA
PURCHASE AND SALE CONTRACT
COUNTY OF HENDERSON

THIS PURCHASE AND SALE CONTRACT (“Agreement”) is made and entered into this the _____ day of March 1, 2019 by and between MHP Pursuits LLC, a North Carolina limited liability company, as Buyer, and Crestview LLC and A & A Construction Enterprises LLC, both North Carolina limited liability companies, as Sellers.

WITNESSETH:

WHEREAS, Crestview LLC (“Crestview”) owns certain real property located in Henderson County, North Carolina, being known and more particularly described as Crestview Estates Mobile Home Park, Crest Road, East Flat Rock, NC 28726 and described in Deed Book 946, Page 295, of the Henderson County Registry, together with improvements located upon said real property (collectively “Real Property”) and oral leases for mobile home spaces, as listed in “Exhibit A” attached hereto; and

WHEREAS, A & A Construction Enterprises LLC (“A & A”) owns numerous mobile homes, as listed in “Exhibit B” attached hereto, located upon mobile home spaces leased from Crestview, together with numerous oral leases for said mobile homes, as listed in “Exhibit C” attached hereto; and

WHEREAS, A & A owns certain office equipment and other equipment located on the Real Property, as listed in “Exhibit D” attached hereto; and

WHEREAS, MHP Pursuits LLC (“Buyer”) desires to purchase from Crestview the Real Property and oral leases (Exhibit A) and to purchase from A & A the mobile homes (Exhibit B), oral leases (Exhibit C) and equipment (Exhibit D) in accordance with the terms and conditions set forth below; and

WHEREAS, Crestview has agreed to sell to the Buyer the Real Property and oral leases (Exhibit A) in accordance with the terms and conditions set forth below; and

WHEREAS, A & A has agreed to sell to the Buyer the mobile homes (Exhibit B), oral lease (Exhibit C), and equipment (Exhibit D) in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the respective parties, the parties agree as follows;

1.             The Buyer agrees to purchase from Crestview, and Crestview agrees to sell to the Buyer, on the terms and conditions set forth in this Agreement, the following assets:
a.
The Real Property and improvements located thereon; and
b.
The oral leases as listed in Exhibit A attached hereto, together with depositsand advance rental, if any.

2.            The Buyer agrees to purchase from A & A, and A & A agrees to sell to the Buyer, on the terms and conditions set forth in this Agreement, the following assets:
a.
The mobile homes as listed in Exhibit B attached hereto;
b.
The oral leases as listed in Exhibit C attached hereto, together with depositsand advance rental, if any; and
c.
The equipment as listed in Exhibit D attached hereto.

3.            The total purchase price for the assets listed above shall be $5,500,000.00, allocated as follows:
a.
Crestview:
$2,000,000.00
b.
A & A:
                    $3,500,000.00

4.            Upon the execution of this Agreement, the sum of $50,000.00, as earnest money, shall be deposited into the trust account of Johnson Law Firm, P.A. to be applied as part of the payment of the purchase price at closing or as otherwise provided in this Agreement. At closing, the Buyer shall cause to be delivered to Crestview the sum of $2,000,000.00 and Crestview shall deliver to the Buyer a General Warranty Deed for the Real Property and an assignment of leases for the oral leases as listed in Exhibit A. Additionally, at closing, the Buyer shall cause to be delivered to A & A the sum of $3,500,000.00 and A & A shall deliver to the Buyer titles for the mobile homes as listed in Exhibit B, an assignment of leases for the oral leases as listed in Exhibit C, and a bill of sale for the equipment as listed in Exhibit D.

5.            In the event of a breach of this Agreement by Crestview and/or A & A, then the earnest money shall be returned to the Buyer in full and final satisfaction of any and all claims the Buyer may have against them, or either of them. In the event of a breach of this Agreement by the Buyer, provided Buyer fails to cure any claimed breach within 30 days of written notice and opportunity to cure, then the earnest money shall be forfeited. Additionally, if this Agreement is not terminated within the examination period, set forth in Paragraph 7 below, and closing does not occur, then the earnest money shall be retained by Crestview and A & A as liquidated damages. Note: In the event of a dispute between the Buyer and Crestview and/or A & A over the earnest money held in escrow, Johnson Law Firm, P.A. shall retain said earnest money in its trust account until it has obtained a written release from the parties consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction, or alternatively, Johnson Law Firm, P.A. may deposit the disputed monies with the appropriate clerk of court in accordance with the provisions of N.C.G.S. 93A-12.

6.            The closing shall occur within 45 days from the expiration of the examination period or as mutually agreed by the parties. The parties acknowledge and agree that time is of the essence with regard to the closing.

7.            The examination period shall begin on the first date after this Agreement is signed by all parties, including the receipt Exhibit E (the due diligence request list) and all items listed on the schedules to the contract and extend for 60 days therefrom. During the examination period, the Buyer, and the Buyer’s agents and employees, shall have the right to enter the Real Property for the purposes of inspecting the assets listed above and conducting other investigations, examinations, tests and inspections as the parties may mutually agree to assess the condition of said assets; provided, however, that (i) any activities by or on behalf of the Buyer, including, without limitation, the entry by the Buyer or the Buyer’s agents or employees onto the Real Property, or the other activities of the Buyer with respect to the Real Property (hereinafter called “Buyer’s Activities”) shall not damage any of the assets listed above or interfere with any of the residents residing on the Real Property in any manner whatsoever, (ii) in the event any of the assets listed above are altered or disturbed in any manner in connection with any Buyer’s Activities, the Buyer shall immediately return such asset to the condition existing prior to Buyer’s Activities, and (iii) the Buyer shall indemnify, defend and hold the Crestview and/or A & A harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses and court costs) suffered, incurred or sustained by them, or either of them, as a result of, by reason of, or in connection with any Buyer’s Activities. In the event the Buyer shall determine that the transaction contemplated in this Agreement is not suitable and satisfactory to the Buyer for any reason whatsoever, the Buyer shall have the right to terminate this Agreement by giving written notice to Crestview and A & A prior to the expiration of the examination period. As the result of such termination, Buyer shall be entitled to the return of all of the earnest money.

8.            The Buyer acknowledges that Crestview and/or A & A may deliver to the Buyer certain documents and information in their possession with regard to the transaction contemplated in this Agreement (“Due Diligence Materials”). The Due Diligence Materials will be provided to the Buyer without any representation or warranty of any kind or nature whatsoever and are merely provided to the Buyer for the Buyer’s informational purposes. Until the closing, the Buyer, its agents, consultants, and employees, shall maintain all Due Diligence Materials as confidential information, and the Buyer and its agents, consultants or employees shall not disclose such to any third party without the prior written approval of Crestview and A & A, unless and until the Buyer is legally compelled to make such disclosure under applicable laws. If the transaction contemplated in this Agreement is not consummated in accordance with this Agreement, then, regardless of the reason or the party at fault, the Buyer shall immediately re-deliver to the providing party all copies of the Due Diligence Materials, whether such copies were actually delivered by Crestview and/or A & A or are duplicate copies made by the Buyer, its agents, consultants or employees. The provisions of this Paragraph shall survive the closing or any termination of this Agreement.

9.            At Closing, Crestview shall convey the Real Property to the Buyer with good, marketable and insurable title in fee simple by general warranty deed, free from monetary liens and encumbrances, and subject only to the following matters: (i) real property taxes assessed for the current and all subsequent years; (ii) any and all easements, covenants, rights-of-way, conditions, restrictions, timber rights, or outstanding royalty interests to minerals, if any, relating to the Real Property, to the extent, and only to the extent, that the same may still be in force and effect, and shown in the public records of Henderson County, North Carolina, including, without limitation, general utility and drainage easements of record, and restrictions and protective covenants of record; (iii) any and all zoning ordinances or other applicable governmental regulations affecting the Real Property; and (iv) oral leases for mobile homes on the Real Property. Crestview shall also convey to the Buyer all oral leases as listed in Exhibit A by an assignment of leases.

10.            At Closing, A & A shall convey the mobile homes as listed in Exhibit B to the Buyer with good, and marketable title by North Carolina DMV titles, free from monetary liens and encumbrances, and subject only to the following matters: (i) property taxes assessed for the current and all subsequent years; (ii) any and all zoning ordinances or other applicable governmental regulations affecting the mobile homes; and (iii) oral leases relating to each such mobile home. A & A shall also convey to the Buyer all oral leases as listed in Exhibit C by an assignment of leases, and shall further convey to the Buyer all equipment as listed in Exhibit D, free from monetary liens and encumbrances, and subject only to property taxes assessed for the current and all subsequent years, if any, by a bill of sale.

11.            The following prorations and adjustments shall be made at the closing:

a.            All city, state and county taxes and similar impositions levied or imposedupon or assessed against any of the assets listed above (“Taxes”), for the year inwhich the closing occurs shall be prorated as of the date of the closing on a calendar year basis;

b.           All rents (including base rent, percentage rent and all other rentals), payments for taxes, payments for insurance, payments for common area maintenance charges, payments for operating expenses and other payments on account of financial obligations of Crestview and/or A & A which have actually been paid prior to the date of the closing shall be prorated as of the date of the closing; and

c.           Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the assets listed above shall be prorated as of the date of the closing.

In the event that the amount of any item to be prorated is not determinable at the time of the closing, then such proration shall be made on the basis of the best available information, and the parties shall re-prorate such item promptly upon receipt of the applicable bills therefor and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount used as a basis for the proration at the closing and the actual amount subject to proration. In the event any prorated item is due and payable at the time of the closing, the same shall be paid at the closing.

12.            Crestview and A & A shall bear and pay for the preparation all documents necessary to perform their respective obligations under this Agreement, and for state and county excise taxes required by law. The Buyer shall bear and pay for all costs necessary to perform its obligations under this Agreement, and for any loan, appraisal, title search, title insurance, recording of the general warranty deed, transfer of titles for the mobile homes, and for preparation and recording of all instruments required to secure any loan. All other costs will be paid for as is customary in the local jurisdiction.

13.            Crestview and A & A shall surrender possession of the assets listed above to the Buyer at the closing.

14.            If any portion of the assets listed above is damaged or destroyed by casualty prior to closing, then the Crestview and/or A & A shall give the Buyer prompt written notice thereof. The Buyer shall then have the right, at the Buyer’s option, to terminate this Agreement by giving written notice to Crestview and A & A on or before 20 days after the date upon which the Buyer was given written notice of such casualty, in which event all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void.

15.             All negotiations relative to this Agreement and the purchase and sale of the assets listed above as contemplated by and provided for in this Agreement have been conducted by and between the Buyer, Crestview and A & A without the intervention of any person or other party as agent or broker. The Buyer, Crestview and A & A warrant and represent to each other that they have not entered into any agreement or arrangement and have not received services from any broker or broker’s employees or independent contractors, and there are and will be no broker’s commissions or fees payable in connection with this Agreement or the purchase and sale of the assets listed above by reason of their respective dealings, negotiations or communications. Therefore, each party shall indemnify, defend and hold each other harmless from and against any claims by third parties for broker or related fees. Any such indemnification shall encompass any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses and court costs) suffered, incurred or sustained by them, or either of them, as a result of, by reason of, or in connection with any broker or broker’s employees or independent contractors.

16.            General Provisions.

(a)            Notices. Whenever any notice, demand or request is required or permitted underthis Agreement, such notice, demand or request shall be in writing and shall be deliveredby hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below their respective executions hereof, or to such other addresses as are specified by written notice given in accordance herewith, or shall be transmitted by facsimile to the number for each party set forth below their respective executions hereof, or to such other numbers as are specified by written notice given in accordance herewith. All notices, demands or requests delivered by hand shall be deemed given upon the date so delivered; those given by mailing as hereinabove provided shall be deemed given on the date of deposit in the United States Mail; those given by commercial courier as hereinabove provided shall be deemed given on the date of deposit with the commercial courier; and those given by facsimile shall be deemed given on the date of facsimile transmittal. Nonetheless, the time period, if any, in which a response to any notice, demand or request must be given shall commence to run from the date of actual receipt of the notice, demand or request by the addressee thereof. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of facsimile transmittal, on the first calendar day after deposit with commercial courier, or on the third calendar day following deposit in the United States Mail, as the case may be. Transition of documents via email is acceptable.

(b)            Facsimile as Writing.  The parties expressly acknowledge and agree that,notwithstanding any statutory or decisional law to the contrary, the printed product of afacsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

(c)            Assignment. Unless to an affiliated entity, this Agreement may not be assigned by the Buyer, in whole or inpart, without the prior written consent of Crestview and A & A, and any such assignmentwithout such consent shall be null and void and of no force or effect. Crestview and/or A & A may assign this Agreement; provided said assignment does not interfere with the rights of Buyer, or release Sellers from their respective their obligations, representations and duties of which occurred prior to the assignment. Subject to the foregoing, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the Buyer, Crestview, A & A and their respective legal representatives, successors and permitted assigns.

(d)            Severability. If any term, covenant, condition or provision of thisAgreement, orthe application thereof to any person or circumstance, shall ever be held to be invalid orunenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(e)            Non-Waiver. Failure by any party to complain of any action, non-action or breachof any other party shall not constitute a waiver of any aggrieved party’s rights hereunder.Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(f)            Rights Cumulative. All rights, remedies, powers and privileges conferred underthis Agreement on the parties shall be cumulative of and in addition to, but not restrictiveof or in lieu of, those conferred by law.

(g)           Time of Essence; Dates. Time is of the essence of this Agreement.Anywhere a day certain is stated for payment or for performance of any obligation,the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.

(h)           Applicable Law. This Agreement shall be governed by, construed under andinterpreted and enforced in accordance with the laws of the State of NorthCarolina.

(i)            Entire Agreement; Modification. This Agreement supersedes all priordiscussions and agreements among the Buyer, Crestview and A & A with respect to thepurchase and sale of the assets listed above and other matters contained herein, and this Agreement contains the sole and entire understanding among the Buyer, Crestview and A & A with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of the Buyer, Crestview and A & A.

(j)            Counterparts. This Agreement may be executed in several counterparts, each ofwhich shall be deemed an original, and all of such counterparts together shall constituteone and the same instrument.

(k)           Attorney’s Fees. In the event of any litigation between the Buyer and Crestviewor A & A arising under or in connection with this Agreement, the prevailing party shall beentitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party.

(l)            Authority. Each party hereto warrants and represents that such party has full andcomplete authority to enter into this Agreement and each person executing this Agreementon behalf of a party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

(m)          Counsel. Each party hereto warrants and represents that each party has beenafforded the opportunity to be represented by counsel of its choice in connection with theexecution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

(n)           No Construction Against Preparer. No provision of this Agreement shall beconstrued against or interpreted to the disadvantage of any party by any court or othergovernmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

(o)           Further Assurances.   Each party, on receipt of notice from the other party, shall sign, or cause to be signed, all further documents, do, or cause to be done, all further acts, and provide all assurances as may reasonably be necessary or desirable to give effect to the terms of this agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement, all as of the day and year first written above.

BUYER:	SELLERS:
MHP Pursuits LLC By:______________________________ Its: _______________________	Crestview LLC By:______________________________ Its: _______________________ A & A Construction Enterprises LLC By:______________________________ Its: _______________________
Initial address for notices:
Crestview LLC	Beaver Creek CRE
A & A Construction Enterprises LLC
____________________________________
____________________________________
____________________________________
Attention: ___________________________
Telephone Number: ( )________________
Telecopy Number: ( ) _______________

____________________________________
____________________________________
____________________________________
Attention: ___________________________
Telephone Number: ( )________________
Telecopy Number: ( ) _______________